DECLARATION OF TRUST

I, , hereby declare that the mineral claim described below and registered in my name with the Ministry of Energy, Mines and Petroleum Resources for the Province of British Columbia is held by me in trust and for the benefit of WILLOW CREEK DEVELOPMENT INC. an ALBERTA CORPORATION

Mineral Claim:

Tenure Number	Claim Name	FILE NUMBER	Area in Hectares

555800	LORI/MAMQUAM	092GNB022	250.76

DATED the 28th day of AUGUST, 2007

/S/ANDREW SOSTAD
ANDREW SOSTAD